UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

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PENFORD CORPORATION

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2014

Penford Corporation

(Exact name of registrant as specified in its charter)

Washington	0-11488	91-1221360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7094 South Revere Parkway, Centennial, Colorado		80112-3932
(Address of principal executive offices		(Zip Code)

303-649-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The purpose of this Current Report on Form 8-K is to update the Proxy Statement (the “Proxy Statement”) filed by Penford Corporation (“Penford” or the “Company”) with the Securities and Exchange Commission (the “SEC”) on December 29, 2014, concerning the Agreement and Plan of Merger, dated as of October 14, 2014 (the “Merger Agreement”), by and among Penford, Ingredion Incorporated, a Delaware corporation (“Ingredion”), and Prospect Sub, Inc., a Washington corporation and a wholly owned subsidiary of Ingredion (“Merger Sub”). The Proxy Statement was first mailed to the shareholders of Penford on or about December 31, 2014.

As disclosed in the Proxy Statement, following the announcement of the execution of the Merger Agreement, two purported class action lawsuits relating to the Merger Agreement were filed on behalf of Penford shareholders in the Superior Court of King County, Washington against Penford, members of Penford’s board of directors, Ingredion and Merger Sub (the “Defendants”), which lawsuits were subsequently consolidated into a single action captioned In re Penford Corporation Shareholders Litigation, No. 14-2-29641-0 SEA (the “Washington Action”).

On January 21, 2015, the Defendants entered into a memorandum of understanding (the “Memorandum of Understanding”) with the plaintiffs in the Washington Action with respect to a proposed settlement of the Washington Action, pursuant to which the parties have agreed, among other things, that Penford will make certain supplemental disclosures related to the proposed merger, all of which are set forth below. The supplemental disclosures to the Proxy Statement should be read in conjunction with the Proxy Statement, which should be read in its entirety. The information contained in this Current Report is incorporated by reference into the Proxy Statement.

The settlement will not affect the timing of the special meeting of Penford, which is scheduled to be held on January 29, 2015, or the amount of the consideration to be paid to Penford shareholders in connection with the proposed merger. The settlement is not, and should not be construed as, an admission of wrongdoing or liability by any of the Defendants. The Defendants believe that no further disclosure is required to supplement the Proxy Statement under applicable laws; however, to avoid the risk that the Washington Action may delay or otherwise adversely affect the consummation of the proposed merger and to eliminate the burden and expense of further litigation, the Defendants have agreed, pursuant to the terms of the proposed settlement, to make certain supplemental disclosures related to the proposed merger, all of which are set forth below. Nothing in this Current Report or any settlement shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein. The parties have agreed to use their collective best efforts to obtain final approval of the settlement and the dismissal of the Washington Action with prejudice. Subject to completion of certain confirmatory discovery by counsel to the plaintiffs, the Memorandum of Understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to Penford’s shareholders. As explained in the Memorandum of Understanding, if the settlement is finally approved by the Washington court, the parties anticipate that it will resolve and release all claims in all actions pursuant to terms that will be disclosed to Penford’s shareholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel in the Washington Action will file a petition in the Washington court for an award of attorneys’ fees and expenses to be paid by the Defendants or their carriers. The Defendants or their carriers will pay or cause to be paid any attorneys’ fees and expenses awarded by the Washington court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Washington court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the Memorandum of Understanding may be terminated.

SUPPLEMENTAL DISCLOSURES

We are making the following supplemental disclosures to the Proxy Statement in connection with the proposed settlement of In re Penford Corporation Shareholders Litigation, No. 14-2-29641-0 SEA pending in the Superior Court of King County, Washington (the “Washington Action”). The parties to the Washington Action have entered into a memorandum of understanding to settle the Washington Action. Pursuant to the proposed settlement, we have agreed to provide the additional information set forth below. This supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety. The information contained herein is incorporated by reference into the Proxy Statement. Defined terms used but not defined herein have the meanings set forth in the Proxy Statement, and all page references refer to pages of the Proxy Statement.

The following disclosure supplements and restates the fifth paragraph on page 28 of the Proxy Statement under the heading “Background of the Merger”.

On September 6, 2014, J.P. Morgan Securities provided Deutsche Bank with an initial draft of a merger agreement, that, among other things, contemplated the entry by certain significant shareholders into a voting and support agreement with Ingredion and the circumstances under which a termination fee would be payable by the Company. The draft proposed a termination fee of 4.0% of the aggregate equity value of the transaction.

The following disclosure supplements and restates the fifth paragraph on page 30 of the Proxy Statement under the heading “Background of the Merger”.

On October 2, 2014, Mr. Malkoski and Mr. Fortnum had a call to discuss the October 1 discussion between Deutsche Bank and J.P. Morgan Securities. Mr. Fortnum asked Mr. Malkoski to confirm whether Penford’s board was unwilling to move forward with a transaction unless Ingredion was able to offer a price in the $20.00 per share range. Mr. Malkoski clarified that the board wanted a higher offer price, but was willing to proceed with negotiations. However, Mr. Malkoski then stated that because Ingredion’s proposal was below that preferred price, Penford felt it necessary to provide more information and schedule additional meetings in order to provide Ingredion with the support it needed to increase the offer price. Mr. Malkoski noted that the impact of this would be to delay a potential signing of a definitive agreement beyond Ingredion’s preferred timing for announcement of a transaction. Mr. Fortnum stated that Ingredion was still struggling to justify the valuation for a transaction at a higher price. Mr. Fortnum then stated that Ingredion was prepared to move forward based on a proposed price of $18.50 per share on a fully diluted basis. Mr. Malkoski responded that that price was unlikely to be high enough for Penford’s board of directors to recommend the transaction to shareholders.

The following disclosure supplements and restates the first and second full paragraphs, respectively, on page 31 of the Proxy Statement under the heading “Background of the Merger”.

Later on October 3, 2014, Mr. Malkoski informed Mr. Fortnum that the Penford board had authorized management to move forward with negotiating the draft merger agreement, although Mr. Malkoski did not make any concessions regarding terms, including with respect to the proposed price per share. Mr. Malkoski and Mr. Fortnum agreed that their teams should meet in person in Chicago the following week to review and negotiate the draft merger agreement.

Later on October 3, 2014, Perkins Coie sent a revised draft of the merger agreement to Sidley Austin LLP (referred to as Sidley Austin), Ingredion’s legal counsel. The revised draft included comments to various provisions, including, among other things, a decrease in the proposed termination fee from 4.0% of the aggregate equity value of the transaction to 2.5% of the aggregate equity value of the transaction, based on a market analysis of termination fee amounts in precedent transactions. On October 4, Deutsche Bank followed up with Party A regarding the potential transaction with Penford, pursuant to which Party A indicated any offer would be below $17.50 - $18.00 per share in cash. Deutsche Bank encouraged Party A to submit a letter of interest that could be reviewed by the board of directors.

The following disclosure supplements and restates the fifth full paragraph on page 31 of the Proxy Statement under the heading “Background of the Merger”.

On October 8, 2014, Sidley Austin circulated a revised draft of the merger agreement to Perkins Coie. The revised draft included comments to various provisions, including, among other things, the re-insertion of a termination fee equal to 4.0% of the aggregate equity value of the transaction.

The following disclosure supplements and restates the seventh and eighth full paragraphs on page 31 of the Proxy Statement, respectively, under the heading “Background of the Merger”.

On October 9, 2014, certain members of management of each of Penford and Ingredion, and representatives of their legal advisors, Perkins Coie and Sidley Austin, respectively, and their financial advisors, Deutsche Bank and J.P. Morgan Securities, respectively, met in person in Chicago at the offices of Sidley Austin to assist in reviewing and negotiating remaining open issues in the draft merger agreement, including with respect to the delivery of fiscal 2014 financial statements as a closing condition, the scope of certain representations and warranties of the

Company, the scope of the restrictions on the operations of Penford prior to the closing of the merger agreement, the non-solicitation obligations of the Company with respect to acquisition proposals, the circumstances under which a termination fee would be payable by the Company, the amount of the termination fee in light of termination fee amounts in precedent transactions and the requirement to divest or otherwise agree to any business restrictions in the context of antitrust approvals.

On October 10, 2014, Sidley Austin provided an updated draft of the merger agreement to Perkins Coie reflecting, among other things, a termination fee of 3% of the aggregate equity value of the transaction as agreed in the discussion on October 9, 2014. On October 11, 2014, Perkins Coie sent a revised draft of the merger agreement to Sidley Austin. Also, on October 10, 2014, Sidley Austin distributed an initial draft of the voting and support agreement to be entered into with SEACOR. Later on October 11, 2014, Perkins Coie sent an initial draft of the disclosure letter to Sidley Austin, followed by a revised version on October 12, 2014.

The following disclosure supplements and restates the fifth full paragraph on page 32 of the Proxy Statement under the heading “Background of the Merger”.

On October 14, 2014, Mr. Fortnum called Mr. Malkoski to confirm the proposed price of $19.00 and discuss finalizing the draft merger agreement and proceeding with the transaction as previously planned. Members of Penford’s management then determined it was in the best interests of Penford and its shareholders to present the proposed transaction with Ingredion at a purchase price of $19.00 per share to Penford’s board for approval, based on, among other things, (1) the terms and provisions negotiated in the draft merger agreement, (2) Mr. Malkoski’s belief that Mr. Fortnum’s statements regarding Ingredion’s unwillingness to increase the price were credible based on information received from Ingredion and after consultation with other members of management and Penford’s financial and legal advisors, (3) the lack of any expressed interest by any other counterparty that exceeded Ingredion’s proposed price and (4) the fact that the 2014 draft financial statements indicated lower product volumes, lower revenue and lower EBITDA than the projected financial information that had been previously provided to Ingredion to support a purchase price above $19.00 per share.

The following disclosure supplements and restates the eighth paragraph beginning on page 32 of the Proxy Statement under the heading “Background of the Merger”.

On October 14, 2014, a meeting of the board was held, at which members of Penford’s management and representatives of Penford’s legal and financial advisors were present. Perkins Coie provided a review, and led a discussion, of the fiduciary duties of Penford’s board under Washington law, including in connection with strategic proposals involving a change in control of Penford. The board discussed these issues, asked questions of management and of Perkins Coie, and received guidance and advice. Mr. Malkoski then reported to the board on recent discussions and negotiations with Ingredion regarding the proposed transaction, including the lower than expected figures reflected in the 2014 draft financial statements, that Ingredion had confirmed that it desired to promptly enter into the merger agreement and that the purchase price per share, on a fully diluted basis, remained at $19.00 per share and management’s belief that Ingredion was unwilling to increase the price per share. Deutsche Bank then reviewed with the board the key terms of the proposed transaction and the process that the Company followed after it was first contacted by Ingredion, including the market check process. Deutsche Bank reported that as part of the market check process, it had contacted a total of six potential counterparties, two of which declined to enter into nondisclosure agreements, one of which never returned Deutsche Bank’s voicemail regarding a potential transaction and the remaining three of which either did not move forward in a timely manner or made a lower indication of value. Deutsche Bank then reviewed with the board its financial analysis of the transaction, and noted that based on the $11.07 per share closing price of Penford’s common stock as of October 13, 2014, the day immediately prior to the board meeting, the purchase price of $19.00 per share represented a 72% premium. Following discussion, Deutsche Bank rendered to the board its oral opinion that as of October 14, 2014 and based on and subject to various assumptions, limitations, qualifications and conditions stated in its opinion, the merger consideration (as defined in the merger agreement) provided pursuant to the merger agreement was fair, from a financial point of view, to the holders of the Company’s common stock. Perkins Coie then reviewed with the board material terms of the merger agreement, including without limitation the representations and warranties, covenants, including those covenants that would restrict operations prior to the closing of the transaction, the process for responding to, and the limitations with respect to soliciting, any competing offers and the conditions to closing. Perkins Coie also reviewed with the board the terms of the voting and support agreement to be entered into with SEACOR and Ingredion, including certain limited restrictions on Penford with respect to calling an annual or special meeting for the election of directors.

The following disclosure supplements and restates the sixth bulleted item in the first paragraph beginning on page 34 of the Proxy Statement under the heading “Reasons of the Merger and Recommendation of Our Board of Directors - Reasons for the Merger”.

•	Terms of the Merger Agreement: The belief that the terms of the merger agreement are reasonable, including the parties’ representations, warranties, obligations and rights of the parties under the merger agreement, the conditions to each party’s obligations to complete the merger, the ability of our board to change or withdraw its recommendation of the transactions and the circumstances in which each party is permitted to terminate and the amount of the termination fee that would be payable in connection therewith, as well as the fact that the nondisclosure agreements entered into between Penford and potential counterparties prior to the announcement of the transaction provided that any standstill provisions contained therein would fall away upon announcement of the transaction.

The following disclosure supplements and restates the first, second and third full paragraphs, respectively, on page 37 of the Proxy Statement under the heading “Opinion of Penford’s Financial Advisor”.

Deutsche Bank was selected by Penford as its financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Deutsche Bank will be paid an aggregate fee of approximately $5.1 million for its services as Penford’s financial advisor in connection with the merger, of which approximately $1.0 million became payable upon the delivery of its opinion and the remaining portion of which is contingent upon completion of the merger. Penford has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (which, together with its affiliates, is referred to as the DB Group). One or more members of the DB Group have, from time to time, provided investment banking and other financial services to Penford’s affiliates for which they have received compensation of approximately $2.6 million in the two-year period preceding the issuance of Deutsche Bank’s fairness opinion, including acting as a (a) lead manager for SEACOR on an offering of 2.50% convertible senior notes due 2027, (b) joint bookrunner for a subsidiary of SEACOR on an offering of 7.75% senior notes due 2022, (c) financial advisor for SEACOR in relation to the spin-off of Era Group Inc. and (d) joint bookrunner for SEACOR on an offering of 3.00% convertible senior notes due 2028. No member of the DB Group has provided investment banking, commercial banking (including extension of credit) or other financial services to Penford, Ingredion or Ingredion’s affiliates for which it has received fees in the two-year period preceding the issuance of Deutsche Bank’s fairness opinion, other than wire transfer fees of less than $5,000 per year.

The DB Group may provide investment and commercial banking services to Penford, Ingredion or their respective affiliates in the future, for which the DB Group would expect to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Penford, Ingredion and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

The following disclosure supplements and restates the first and second paragraphs, respectively, on page 39 of the Proxy Statement and the first and second paragraphs, respectively, on page 40 of the Proxy Statement under the heading “Opinion of Penford’s Financial Advisor — Summary of Material Financial Analyses - Public Trading Comparables Analysis”.

Based on the closing prices of shares of Penford’s common stock and shares of common stock of the selected companies on October 10, 2014, information contained in the most recent public filings of the selected companies and analyst consensus estimates for the selected companies, Deutsche Bank calculated the enterprise value, defined as the market capitalization (based on each company’s closing share price as of October 10, 2014 and fully-diluted share count), plus total debt (less in-the-money convertible debt) and minority interest, less cash and cash equivalents (referred to as EV), as a multiple of estimated earnings before interest, taxes, depreciation and amortization (referred to as EBITDA) and estimated sales for calendar year 2015 for us and for each of the selected companies. Deutsche Bank also calculated the closing share price as of October 10, 2014 as a multiple of estimated earnings per share for calendar year 2015 for us and for each of the selected companies.

The results of this analysis are summarized as follows:

	EV/2015E SALES	EV/ 2015E EBITDA	2015E P/E
Selected Agribusiness Companies

Archer Daniels Midland Company	0.3x	6.1x	13.1x
Alliance Grain Traders Inc.	N/A	N/A	N/A
The Anderson’s, Inc.	0.4x	6.9x	12.3x
Bunge Limited	0.3x	7.0x	11.4x
Green Plains Inc.	0.4x	3.9x	7.7x
Südzucker A.G.	0.6x	7.7x	18.5x

High	0.6x	7.7x	13.1x
Low	0.3x	3.9x	7.7x
Average	0.4x	6.3x	12.6x
Median	0.4x	6.9x	12.3x

Selected Starch/Sweeteners Companies
Ingredion Incorporated	1.1x	7.3x	11.8x
Tate & Lyle Plc	1.1x	7.4x	12.8x
Tereos Internacional S.A.	0.7x	4.5x	6.9x

High	1.1x	7.4x	12.8x
Low	0.7x	4.5x	6.9x
Average	1.0x	6.4x	10.5x
Median	1.1x	7.3x	11.8x

Selected Food Ingredients Companies
Barry Callebaut A.G.	1.1x	11.0x	16.5x
Givaudan S.A.	3.2x	13.5x	20.9x
International Flavors & Fragrances, Inc.	2.5x	11.1x	17.0x
Kerry Group Plc	1.7x	12.3x	16.8x
Sensient Technologies Corporation	2.4x	13.9x	15.5x
Symrise A.G.	2.2x	10.5x	21.8x

High	3.2x	13.9x	21.8x
Low	1.1x	10.5x	15.5x
Average	2.2x	12.1x	18.1x
Median	2.3x	11.7x	16.9x

Selected Other Companies
The Agrana Group	0.6x	7.2x	9.7x
Glencore Plc	0.3x	4.5x	6.6x
Kernel Holding S.A.	1.8x	13.8x	11.4x

High	1.8x	13.8x	11.4x
Low	0.3x	4.5x	6.6x
Average	0.9x	8.5x	9.3x
Median	0.6x	7.2x	9.7x

	EV/2015E SALES	EV/ 2015E EBITDA	2015E P/E
Penford
As of October 10, 2014	0.5x	6.7x	12.7x
Merger Consideration of $19.00 per share	0.7x	9.6x	21.1x

No company utilized in the public trading comparables analysis is identical to Penford. Although none of the selected companies is directly comparable to Penford, for the purpose of choosing the companies to derive the valuation multiples for this analysis, Deutsche Bank utilized its professional judgment and experience as investment bankers, taking into account several factors, including, among other things, Penford’s operational capabilities and financial profile compared with those of the selected companies, Penford’s market capitalization and market size compared with those of the selected companies, the competitive landscape and industry in which Penford and the selected companies operate and Penford’s product offerings and those of the selected companies. As a result, the analysis of publicly traded comparable companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies. Based on the application of its professional judgment and on the analysis described in the table above, Deutsche Bank determined that, out of the selected companies, the operations of the Selected Bulk Agribusiness Companies and the Selected Starch/Sweeteners Companies were most similar to those of Penford’s operations.

Based upon the foregoing and its professional judgment and experience, Deutsche Bank applied multiples of enterprise value ranging from 7.0x to 8.0x to estimates of Penford’s adjusted EBITDA for fiscal year 2015 provided by management as part of the Adjusted Strategic Plan in order to calculate a range of implied enterprise values and estimated implied values per share of Penford common stock. This analysis resulted in a range of implied value per share of Penford common stock of approximately $13.40 to $16.12, compared to the merger consideration of $19.00 per share.

The following disclosure supplements and restates the first, second and third paragraphs on page 41 of the Proxy Statement under the heading “Opinion of Penford’s Financial Advisor — Analysis of Precedent Transactions”.

Analysis of Precedent Transactions

Deutsche Bank performed a precedent transactions analysis, which attempts to provide an implied value of a company by comparing it to selected acquisition transactions announced since June 1, 2008 in a business sector that Deutsche Bank deemed, in its professional judgment and experience, as comparable to Penford in certain business and financial respects (referred to as Select Precedent Transactions), by reviewing publicly available information. The Select Precedent Transactions reviewed were:

Announced Date	Target	Acquirer
June 2008	Ingredion Incorporated (f/k/a Corn Products International, Inc.)	Bunge Limited

March 2010	The Dow Chemical Company (Dow Styron)	Bain Capital Partners

June 2010	National Starch and Chemical Company	Ingredion Incorporated (f/k/a Corn Products International, Inc.)

August 2010	AWB Limited	Agrium Inc.

November 2010	Griffin Industries, Inc.	Darling International Inc.

January 2011	Danisco A/S	E.I. du Pont de Nemours and Company

May 2011	International Specialty Products, Inc.	Ashland, Inc.

Announced Date	Target	Acquirer

August 2011	Provimi SA	Cargill, Inc.

July 2012	Dangote Flour Mills Plc	Tiger Brands Limited

August 2013	Maple Leaf Foods Inc. (Rothsay Ltd.)	Darling International Inc.

October 2013	Vion Ingredients Nederland (Holding) B.V.	Darling International Inc.

March 2014	Olam International Ltd.	Temasek Holdings Pte. Ltd.

March 2014	Performance Chemicals & Ingredients Company (SensoryEffects)	Balchem Corporation

Although none of the selected transactions is directly comparable to the transaction, the companies that participated in the selected transactions are such that, for purposes of analysis, the selected transactions may be considered similar to the transaction. Accordingly, the selection and analysis of precedent transactions was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of the selected transactions and the transaction that could affect the value of the subject companies and Penford.

For each of the Select Precedent Transactions, Deutsche Bank calculated the multiples of each target’s enterprise value to EBITDA for the immediately preceding twelve-month period subsequent to announcement of the relevant Selected Precedent Transaction (referred to as LTM EBITDA). For purposes of Penford’s estimated LTM EBITDA, Deutsche Bank used estimates of Penford’s adjusted EBITDA for fiscal year 2014. Deutsche Bank also calculated the multiples of each target’s enterprise value to LTM sales. The results of this analysis are summarized as follows:

Target	EV/LTM EBITDA	EV/LTM Sales
Ingredion Incorporated (f/k/a Corn Products International, Inc.)	9.2x	1.3x
The Dow Chemical Company (Dow Styron)	6.5x	0.5x
National Starch and Chemical Company	9.1x	1.1x
AWB Limited	8.8x	0.3x
Griffin Industries, Inc.	7.4x	1.6x
Danisco A/S	12.4x	2.5x
International Specialty Products, Inc.	8.9x	2.0x
Provimi SA	9.2x	1.0x
Dangote Flour Mills Plc	8.4x	1.0x
Maple Leaf Foods Inc. (Rothsay Ltd.)	7.6x	2.4x
Vion Ingredients Nederland (Holding) B.V.	7.6x	0.9x
Olam International Ltd.	12.2x	0.7x
Performance Chemicals & Ingredients Company (SensoryEffects)	12.5x	2.7x

High	12.5x	2.7x
Low	6.5x	0.3x
Average	9.2x	1.4x
Median	8.9x	1.1x

Based on the results of this analysis and other factors that it considered appropriate, Deutsche Bank selected a range of valuation multiples from 8.0x to 10.0x to apply to estimates of Penford’s adjusted EBITDA for fiscal year 2014. This analysis resulted in an enterprise value range and an implied value per share of Penford’s common stock of approximately $15.26 to $20.37, compared to the merger consideration of $19.00 per share. The implied value per share was calculated utilizing 12.562 million basic shares outstanding, 0.173 million restricted shares outstanding and the dilutive effect (calculated utilizing the treasury stock method) of 1.073 million options outstanding as of August 31, 2014.

The following disclosure supplements and restates the second paragraph on page 42 of the Proxy Statement under the heading “Opinion of Penford’s Financial Advisor — Discounted Cash Flow Analyses”.

Deutsche Bank calculated the discounted cash flow value for Penford as the sum of the net present value of (a) the projected unlevered free cash flows of Penford for the fiscal years 2015 through 2019, plus (b) the enterprise value of Penford at the end of such period, or the terminal value. For purposes of its analyses, Deutsche Bank defined unlevered free cash flows as non-GAAP earnings before interest and taxes, less taxes (which yields the net operating profit after tax), plus depreciation and amortization, less capital expenditures and changes in net working capital. Penford’s terminal value was calculated using perpetuity growth rates from 2.25% to 2.75%. Penford’s future cash flows and terminal value were discounted to present values as of October 10, 2014 at discount rates ranging from 10.0% to 10.5%. The range of discount rates was estimated by Deutsche Bank based on an analysis of Penford’s weighted average cost of capital, which was derived assuming an optimal capital structure of 60.0% equity and 40.0% debt based on the Company’s historical capitalization and the capitalization of similar companies. The calculation of Penford’s after-tax cost of debt assumed a marginal cost of debt of 4.0% and an effective tax rate of 38.0%. The calculation of Penford’s cost of equity utilized the capital asset pricing model, and assumed a 2.3% risk-free rate, which reflected the US 10-year Treasury rate as of October 10, 2014, levered beta of 1.051, an equity risk premium of 6.7% and a size premium of 6.0% based on Penford’s market capitalization and historical return in excess of the capital asset pricing model.

The following disclosure supplements and restates the first paragraph on page 42 of the Proxy Statement under the heading “Certain Management Financial Forecasts”.

Penford’s management does not, as a matter of course, make available to the public future financial projections due to the unpredictability of the underlying assumptions and estimates. However, in connection with their financial analysis of the merger, Penford’s management provided certain financial data for the fiscal years 2011 through part of the year 2014 and certain financial projections for the remainder of fiscal year 2014 and for fiscal years 2015 through 2017 (collectively, referred to as the Strategic Plan) to Penford’s board of directors, Deutsche Bank, Ingredion and other parties who signed non-disclosure agreements with Penford relating to a possible strategic transaction. See “Background of the Merger” beginning on page 23 for additional information. The Strategic Plan was based on, among other things, management’s three-year forward view as of April 2014. In early October 2014, Penford’s management updated the Strategic Plan (referred to as the Adjusted Strategic Plan and together with the Strategic Plan, referred to as the Financial Projections) to take into account more recent financial information, including Penford’s 2015 operating plan as presented to Penford’s board on August 28, 2014. The Adjusted Strategic Plan was provided to Deutsche Bank on October 10, 2014. Deutsche Bank, at Penford’s direction, relied upon the Adjusted Strategic Plan in connection with the rendering of its opinion to Penford’s board of directors. Penford directed Deutsche Bank to rely upon the Adjusted Strategic Plan in lieu of the prior Strategic Plan in rendering its opinion to Penford’s board of directors because it contained updated financial information which Penford’s management believed illustrated a more accurate depiction of the Company’s current financial condition. Penford’s management confirmed to the Penford board that they were not aware of any material changes to the financial position, results of operations, business and prospects of Penford and the industry in which Penford operates between October 10, 2014 and October 13, 2014, and the assumptions for the following Adjusted Strategic Plan had not changed.

The following disclosure supplements and restates the second full paragraph on page 43 of the Proxy Statement under the heading “Certain Management Financial Forecasts”.

In compiling these Financial Projections, Penford’s management took into account historical performance, combined with estimates regarding revenues, gross profit, earnings before interest, taxes, depreciation and amortization (referred to as EBITDA) and net income. Although the Financial Projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by Penford’s management that Penford’s management believed were reasonable at the time the Financial Projections were prepared based on the underlying data and sensitivity analyses that were performed as to certain assumptions, including, but not limited to:

•	U.S. gross domestic product growing by approximately 3% year-over-year;

•	U.S. unemployment rate trending downward year-over-year, ultimately declining below 6% by 2017;

•	U.S. rate of inflation remaining flat at or below 2% through 2017;

•	U.S. population growth rate of 7.3% from 2010 through 2020; and

•	anticipated growth of fast casual restaurants at double digit rates.

The information in the Financial Projections is not fact and should not be relied upon as being indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction, general business, economic, regulatory, market and financial conditions and other factors described under the caption “Caution Regarding Forward-Looking Statements,” all of which are difficult to predict and beyond the control of Penford’s management, may cause the Financial Projections or the underlying assumptions not to be reflective of actual future results. In addition, the Financial Projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to any changes to our operations or strategy that may be implemented or that were not anticipated at the time the projections were prepared, or to the completion of the merger or the impact of any failure to complete the merger. As a result, these Financial Projections may not be realized, and actual results may be materially different than those contained in the Financial Projections.

The following disclosure supplements and restates the second paragraph on page 44 of the Proxy Statement under the heading “Certain Management Financial Forecasts”.

The following is a summary of the Adjusted Strategic Plan provided by the Company to Deutsche Bank for the purpose of updating the Strategic Plan with more recent financial information from the fiscal fourth quarter of 2014 as well as the 2015 operating plan. Deutsche Bank relied upon the Adjusted Strategic Plan, at Penford’s direction, in connection with the rendering of its opinion to Penford’s board of directors:

Management Projections(1)

Fiscal Year Ending August 31,

($ millions, except per share data)	2014(2)	2015E	2016E	2017E	2018E	2019E
Revenue	$443.9	$453.0	$506.9	$535.3	$566.6	$599.9
Gross Profit	$54.3	$73.5	$85.3	$94.2	$103.9	$114.2
EBITDA(3)	$27.7	$37.0	$46.0	$51.1	$56.4	$63.4
Adjusted EBITDA(4)	$35.8	$37.3	$46.0	$51.1	$56.4	$63.4
EBIT(5)	$24.0	$27.5	$35.0	$39.6	$44.1	$50.4
Capital expenditures	$13.3	$22.4	$19.2	$18.8	$15.0	$15.0
Unlevered free cash flow(6)	$13.3	$4.2	$7.4	$14.2	$21.3	$25.6

(1)	In preparing this Adjusted Strategic Plan, Penford’s management necessarily made certain assumptions about future financial factors affecting Penford’s business. For information on factors that may cause Penford’s future financial results to materially vary, see “Caution Regarding Forward-Looking Statements” and the section titled “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2014, incorporated by reference into this proxy statement.
(2)	Reflected preliminary FY2014 actual results.
(3)	“EBITDA” refers to earnings before interest, taxes, depreciation and amortization and excludes any non-operating income or non-operating loss.
(4)	“Adjusted EBITDA” reflects EBITDA adjusted for pre-acquisition EBITDA of Gum Technology, future cost savings benefits from supply chain optimization and management estimates for other non-recurring items. Penford management utilizes Adjusted EBITDA as an operating performance measure.

(5)	“EBIT” refers to earnings before interest and taxes.
(6)	Reflects Adjusted EBITDA, less cash taxes, less change in net working capital, less capital expenditures.

Forward-Looking Statements

Statements made in this current report on Form 8-K and related statements that express the Company’s or our management’s intentions, hopes, indications, beliefs, expectations, or predictions of the future, constitute forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. These statements include those regarding the closing of the Merger, the expected timing of the Merger and the potential effects of the Merger, including if it does not close.

These statements are not guarantees of future performance or events and are subject to risks, uncertainties and assumptions that could cause actual results or events to vary materially from those indicated in this current report on Form 8-K, including: the ability to obtain regulatory approvals of the Merger on the proposed terms and schedule; the failure of the Company’s shareholders to approve the Merger; disruption to our business, including customer, employee and supplier relationships resulting from the Merger; the effect of the Merger on pricing, spending, third-party relationships and revenues; and other factors described in the Company’s reports filed with the SEC, including our annual report for the year ended August 31, 2014 and subsequent quarterly reports, filed with the SEC, which risks and uncertainties are incorporated herein by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this current report on Form 8-K. Except to the extent required by law, the Company disclaims any obligation to update any forward-looking statements after the distribution of this current report on Form 8-K, whether as a result of new information, future events, changes in assumptions or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Penford Corporation
(Registrant)

January 21, 2015	/s/ Christopher L. Lawlor
Christopher L. Lawlor Vice President Human Resources, General Counsel and Secretary